Exhibit 99.1

Idaho Power Files Limited Rate Case in Idaho
May 31, 2024

BOISE, Idaho — Idaho Power has filed a limited scope rate case with the Idaho Public Utilities Commission (IPUC) requesting an overall base rate increase of $99.29 million, or 7.31% for Idaho customers. The IPUC will evaluate this request over the next several months, and any resulting changes will not take effect until January 2025 or later.

Idaho Power’s request only focuses on recovering costs associated with infrastructure investments and labor expenses that were not included for collection in the company’s last rate case but will be benefitting customers by year-end 2024. The goal of filing a limited case is to balance timely cost recovery with customer affordability and reliability. Idaho Power plans to invest nearly $1 billion in its electrical grid in 2024 and an average of nearly $800 million annually over the next five years to meet growing customer demand and maintain a safe, reliable electrical system.

Idaho Power is sensitive to the impact rate increases have on customers and believes this limited case will minimize customer impact as compared to a broader general rate review. Idaho Power remains committed to affordability, with prices 20% to 30% lower than the national average. For customers who may be struggling to pay their bill, Idaho Power has tools, programs, and resources available at idahopower.com/accounts-service/make-payment/help-paying-bill/idaho-assistance.

If this request is approved as filed, the average Idaho residential customer using 950 kilowatt hours per month would see a monthly bill increase of about $7.48. Proposed impacts for all Idaho customers are shown in the table below. Actual percentages will depend on a customer’s classification, the rate they pay, and the final decision by the IPUC. Oregon customers are not impacted by this filing.

Limited Scope Rate Request Percentage Change from Current Base Revenue
Residential	Small General Service	Large General Service 1	Large Power 2	Irrigation
7.25%	7.30%	6.83%	6.50%	9.50%
1 Includes lighting schedules; 2 Includes special contracts

Opportunities for Public Review
Idaho Power’s proposal is subject to public review and approval by the IPUC. Copies of the application, direct filed testimonies, and exhibits are available to the public at the IPUC offices (11331 W. Chinden Blvd. Building 8, Suite 201-A, Boise, ID 83714), Idaho Power offices, or at idahopower.com or puc.idaho.gov. Customers also may subscribe to the IPUC’s RSS feed to receive periodic updates via email about the case. Written comments regarding Idaho Power's proposal may be filed with the IPUC. Visit puc.idaho.gov/Form/CaseComment and reference Case No. IPC-E-24-07 or mail to PO Box 83720, Boise ID, 83720.

About Idaho Power
Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile area in Idaho and Oregon. The company’s goal to provide 100% clean energy by 2045 builds on its long history as a clean-energy leader that provides reliable service at affordable prices. With 17 low-cost hydroelectric projects at the core of its diverse energy mix, Idaho Power’s residential, business and agricultural customers pay among the nation’s lowest prices for electricity. Its 2,100 employees proudly serve more than 630,000 customers with a culture of safety first, integrity always and respect for all.

IDACORP Inc. (NYSE: IDA), Idaho Power’s independent publicly traded parent company, is also headquartered in Boise, Idaho. To learn more, visit idahopower.com or idacorpinc.com.

Jordan Rodriguez
Communications Specialist
jrodriguez@idahopower.com
208-388-2460